EXHIBIT 99

FOR IMMEDIATE RELEASE

THE ROWE COMPANIES ANNOUNCES

FIRST QUARTER OPERATING RESULTS

McLEAN, VA, March 16, 2004 – The Rowe Companies (AMEX:ROW), a leading furniture manufacturer and home furnishings retailer, today reported operating results for the first quarter ended February 29, 2004.

Led by a 24% sales increase in its Storehouse retail unit, net earnings from continuing operations for the first quarter totaled $149,000 or $0.01 per diluted share, compared to a loss in the prior year first quarter of $(813,000), or $(0.06) per diluted share. Net shipments increased 11% to $70.7 million, compared with $63.7 million for the same period last year. Gross profit increased to 35.5% of net shipments compared with 35.1% of net shipments for the same period last year as retail margins improved. As previously announced, included in cost of shipments was an after-tax non-cash charge of $(451,000) or $(0.03) per share to depreciate certain legacy systems that will be removed from service this year as the Company’s new ERP system is implemented. Sales and administrative costs for the quarter were $24.2 million compared to $22.7 million in the prior year quarter, principally due to higher retail selling expense associated with higher volume and increased store occupancy expense.

During the quarter the Company recorded an increase in workers’ compensation expense for a prior year of $(218,000) after tax, a portion of which was attributable to business units that have subsequently been sold, but for which the Company retained the workers’ compensation liability. Accordingly, $(105,000) after tax, or $(0.01) per share was attributed to discontinued operations. Net earnings for first quarter of 2003 including discontinued operations were $44,000 or $0.00 per share, compared to $2,000 or $0.00 per share in 2003. Net earnings for the prior year included the results of the Mitchell Gold Co., which was sold in April 2003.

“We are pleased with the continuing improvement in our operating results”, said Gerald M. Birnbach, Chairman and President. “Our Storehouse retail business continues to show strong sales growth, with an 18.8% same store sales increase for the third consecutive quarter of double digit same store sales gains. Total sales gained 23.9% for the quarter. Our Rowe

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Furniture shipments increased 1% in this quarter, despite two less production days in its operating calendar compared to last year.”

In addition to the non-cash charge in the first quarter resulting from the accelerated depreciation of certain legacy systems, there will be an additional non-cash charge of $(148,000) after tax or $(0.01) per share for the second quarter of fiscal 2004.

The Rowe Companies operates two subsidiaries in the home furnishings industry: Rowe Furniture, Inc., a major manufacturer of quality upholstered furniture serving the middle and upper middle market throughout the U.S.; and Storehouse, Inc., a multi-channel, lifestyle home furnishings business including 61 retail home furnishings stores. Storehouse makes good design accessible by selling an edited assortment of casual, contemporary home furnishings through its stores located in the Southeast, Southwest, and Mid-Atlantic markets and its catalog.

Statements in this press release concerning Rowe’s business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; together with other statements that are not historical facts, are “forward-looking statements” as that term is defined under Federal Securities Laws. “Forward-looking statements” are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, industry cyclicality, fluctuations in customer demand and order patterns, the seasonal nature of the business, changes in pricing, and general economic conditions, as well as other risks detailed in Rowe’s filings with the Securities and Exchange Commission.

— table follows –

Contact:	Gene S. Morphis, Chief Financial Officer

703-847-8670

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THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED FEBRUARY 29, 2004 AND MARCH 2, 2003

UNAUDITED

	Three Months Ended
	February 29, 2004	March 2, 2003
	(in thousands - except per share amounts)
Net shipments	$70,746	$63,719
Cost of shipments	45,644	41,376

Gross profit	25,102	22,343
Selling and administrative expenses	24,224	22,684

Operating income (loss)	878	(341)
Interest expense	(894)	(1,336)
Other income	347	395

Earnings (loss) from continuing operations before taxes	331	(1,282)
Tax expense (benefit)	182	(469)

Net earnings (loss) from continuing operations	149	(813)
Earnings (loss) from discontinued operations, net of tax expense (benefit) of $(65) and $499, respectively	(105)	815

Net earnings	$44	$2

Net earnings (loss) from continuing operations per common share	$0.01	$(0.06)
Net earnings per common share	$0.00	$0.00
Weighted average common shares	13,176	13,165
Net earnings (loss) from continuing operations per common share assuming dilution	$0.01	$(0.06)
Net earnings per common share assuming dilution	$0.00	$0.00
Weighted average common shares and equivalents	13,476	13,212

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THE ROWE COMPANIES AND WHOLLY-OWNED SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	February 29, 2004	November 30, 2003
	(Unaudited)	(Audited)
	($ in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,360	$3,708
Restricted cash collateralizing letters of credit	3,674	3,674
Accounts receivable, net	20,920	19,889
Notes receivable	100	100
Inventories	33,105	32,387
Deferred income tax asset	869	880
Prepaid expenses and other	3,543	2,711

Total current assets	63,571	63,349

PROPERTY AND EQUIPMENT, net	40,459	41,624
GOODWILL, net	14,224	14,224
OTHER NONCURRENT ASSETS	11,153	10,871

	$129,407	$130,068

LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term debt	$2,011	$3,314
Accounts payable and accrued liabilities	20,437	21,683
Income taxes payable	1,065	1,061
Customer deposits	12,896	13,512

Total current liabilities	36,409	39,570

LONG-TERM DEBT	36,721	34,312
DEFERRED LIABILITIES	4,257	4,269

Total liabilities	77,387	78,151

Total stockholders' equity	52,020	51,917

	$129,407	$130,068